Exhibit 3.7

AMENDMENT TO

BYLAWS OF

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

(f/k/a Grubb & Ellis Healthcare REIT II, Inc.)

This AMENDMENT TO BYLAWS OF GRIFFIN-AMERICAN HEALTHCARE REIT II, INC. (this “Amendment”) is dated this 3rd day of January, 2012.

WITNESSETH:

WHEREAS, Griffin-American Healthcare REIT II, Inc. (the “Company”) is governed, in part, by the Bylaws of Grubb & Ellis Healthcare REIT II, Inc. (the “Bylaws”); and

WHEREAS, pursuant to and in accordance with Article XIII of the Bylaws, the Board of Directors of the Company has authorized, approved and adopted this Amendment.

NOW THEREFORE, in accordance with the corporate laws of the State of Maryland, the Bylaws of Griffin-American Healthcare REIT II, Inc. (f/k/a/ Grubb & Ellis Healthcare REIT II, Inc.) are amended as follows:

1. DEFINED TERMS; REFERENCES.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Bylaws. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “these Bylaws” and each other similar reference contained in the Bylaws shall, after the date hereof, refer to the Bylaws as amended hereby.

2. AMENDMENT.

The name of the Company in the title of the Bylaws is hereby deleted and replaced with “Griffin-American Healthcare REIT II, Inc.”

3. TITLES AND HEADINGS.

The headings in this Amendment are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

By:	/s/ JEFFREY T. HANSON
Name:	Jeffrey T. Hanson
Title:	Chief Executive Officer and Chairman of the Board of Directors